Exhibit 99.1

PRESS RELEASE

	Contacts:	Mel Payne, Chairman & CEO
Joe Saporito, CFO
Carriage Services, Inc.
FOR IMMEDIATE RELEASE
713-332-8400
Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600
CARRIAGE SERVICES REPORTS
FOURTH QUARTER AND YEAR END 2006 RESULTS
AND REAFFIRMS 2007 OUTLOOK
MARCH 7, 2006 — HOUSTON — Carriage Services, Inc. (NYSE: CSV) today reported financial results for the quarter and year ended December 31, 2006. Results for the fourth quarter 2006 were as follows:
•	Revenues of $37.7 million compared to $37.3 million in the prior year quarter

•	EBITDA from continuing operations of $9.0 million compared to EBITDA of $8.0 million in the prior year quarter

•	Diluted EPS from continuing operations of $0.08 compared to $0.02(1) for the fourth quarter of 2005

•	Free cash flow totaled $7.9 million compared to $8.3 million for the fourth quarter of 2005
Results for the year ended December 31, 2006 were as follows:
•	Revenues of $151.1 million compared to $149.2 million in the prior year

•	EBITDA from continuing operations of $33.1 million compared to EBITDA of $33.4. million in the prior year

•	Diluted EPS from continuing operations of $0.20 compared to $(0.05) for 2005

•	Free cash flow totaled $11.0 million compared to $8.9 million for 2005

(1)	Previously reported as $0.03 because of tax reclassification between continuing operations and discontinued operations

     “We ended 2006 on a positive note by repositioning the company for growth and more profitable operating results in 2007,” stated Melvin Payne, Chairman and Chief Executive Officer. “Our financial results for the fourth quarter were significantly better than 2005, and we finished the year strong from a liquidity and cash flow perspective by meeting our goal of ending the year with $41 million of cash and corporate investments.” Carriage generated $7.9 million of free cash flow during the fourth quarter and $11 million of free cash flow for the full year. Carriage defines free cash flow as cash provided by operating activities less all capital expenditures.
Consolidated Operating Results
     Diluted earnings per share from continuing operations for the fourth quarter increased from $0.02 in 2005 to $0.08 in the current year. For the year, the diluted earnings per share from continuing operations was $0.20 compared to pro forma diluted earnings per share from continuing operations of $0.20 in 2005 (excluding a charge equal to $0.25 per share related to the additional interest costs incurred in connection with the senior debt refinancing in the first quarter).
Reconciliations of EBITDA and other non-GAAP financial measures are located at the end of this press release.
Funeral Operations
     Key indicators for Carriage’s funeral operations and financial results for the fourth quarter when compared to the same period the previous year are as follows:
•	Funeral revenues from continuing operations increased 1.9 percent, from $28.4 million to $29.0 million

•	Same store funeral revenues increased 2.2 percent, from $28.3 million to $28.9 million

•	Same store funeral contracts increased 0.5 percent, from 5,528 to 5,557

•	Same store average revenue per contract increased by $83, or 1.6 percent, from $5,121 to $5,204
     The Company’s operations are organized into three distinct geographic regions; East, Central and West. During the first nine months of 2006, the Central Region experienced lower revenues and declining profitability. In recognition of these issues, initiatives were implemented in September 2006 to increase pricing, reduce discretionary discounts and reduce costs. New leadership was also recruited for certain businesses in the region. The result in the fourth quarter was a year over year increase in field level EBITDA of $0.9 million on increased revenues of $0.3 million.

     For the fourth quarter, the average revenue per burial contract increased 5.0 percent to $7,238 and the average revenue per cremation contract increased 5.3 percent to $2,650. The cremation rate for the fourth quarter of 2006 was 34.8 percent, a 200 basis point increase over the fourth quarter of 2005.
     For the full year, funeral revenues increased $3.3 million or 2.9 percent. Same store revenue increased 2.6 percent, consisting of a 0.5 percent decrease in same store contracts from 22,342 to 22,235 and a 3.1 percent increase in the same store revenue per contract from $4,995 to $5,149. The cremation rate increased from 32.8 percent to 34.3 percent, and the average revenue per cremation service increased 8.4 percent from $2,431 to $2,636. Preneed commission income totaled $2.3 million for 2006 and 2005. Funeral gross margin increased slightly from 26.1 percent to 26.2 percent.
Cemetery Operations
     Key indicators for Carriage’s cemetery operations and financial results for the fourth quarter when compared to the same period last year are as follows:
•	Cemetery revenues declined 1.5 percent to $8.7 million

•	Preneed sales of property declined 4.9 percent to $3.0 million

•	Atneed revenues increased 5.0 percent to $3.1 million

•	Financial revenues (trust fund earnings and finance charges) increased $0.4 million to $1.4 million)

•	Cemetery gross profit increased from $1.0 million to $1.5 million
     Cemetery income from operations (income before financial revenues and overhead) was relatively flat compared to the fourth quarter of 2005 as controllable costs in the cemetery businesses were managed in line with the lower revenue. Lower earnings from Rolling Hills Memorial Park, the Company’s largest business, continued to negatively impact the field level EBITDA of the cemetery operations in the quarter by $0.3 million. Cemetery gross profit for the current year quarter increased because financial revenues were higher. Financial revenues increased $0.4 million due to higher investment returns in the preneed trusts and higher interest earned on financial preneed contracts.
     Key indicators in cemetery operations include the number and average price for our preneed property sales because the sale of preneed property builds heritage in the cemetery. For the full year, Carriage sold 8.5 percent fewer preneed interments, but at a 1.4 percent higher sales price compared to 2005. Cemetery revenues declined $1.4 million, or 3.7 percent. Financial revenues exceeded the prior year amount by $0.2 million. Cemetery gross profit for the year declined $2.6 million to $3.9 million because the profitability of Rolling Hills declined by $2.6 million due to less revenue from preneed sales of interments and one-time environmental remediation costs of $0.8 million.

Other
     General and administrative expenses decreased $0.3 million and $1.1 million compared to the fourth quarter of 2005 and prior year, respectively; because the Company has reduced professional fees related to compliance with the Sarbanes-Oxley Act and eliminated the costs to implement a new cemetery system in 2005.
     The Company sustained a loss from discontinued operations of $1.3 million in the fourth quarter of 2006 compared to income of $0.3 million in the fourth quarter of 2005 primarily due to a pretax impairment change totaling $2.1 for a funeral business that was sold in the first quarter of 2007. For the year 2006, the loss from discontinued operations totaled $5.2 million, the result of impairment changes for businesses sold and held for sale compared to income of $1.9 million for the year 2005.
Retirement of Director
     “Mark Wilson has decided to retire and is not standing for re-election in May 2007 to our Board of Directors,” stated Melvin Payne, Chairman and Chief executive Officer. “Mark joined our Board in 1997 when he merged his businesses in California into our company and has been an important source of counsel as we grew our presence in the West. I would like to personally thank Mark for his ten years of service to Carriage.”
2007 Outlook
     Carriage’s 2007 Outlook was published in the Company’s press release dated February 8, 2007 and is repeated here for ease of reference.
Carriage’s 2007 Outlook is intended to estimate results from continuing operations based upon same-store funeral volumes and preneed cemetery property sales. Management believes it is appropriate to present a range of outcomes because of the uncertainties in estimating volumes, preneed sales, average revenue per service and other key factors.
The 2007 Outlook is based upon the following key assumptions:
•	The upper end of the Outlook range assumes funeral same-store volumes are flat compared to 2006 and the lower end assumes a 2 percent decrease.

•	The average revenue per funeral contract is assumed to increase approximately 3.0 percent. This increase assumes the cremation rate for our businesses will increase by 100 basis points.

•	Cemetery net operating profit increases by 8-10% and cemetery operating margin by 500 basis points compared to 2006.

•	Includes estimated results from the recently acquired businesses in Corpus Christi, Texas and the pending acquisition of a combination business in Ventura County, California (currently expected to close in the first quarter of 2007). Excludes divestitures identified as of December 31, 2006 and classified as Discontinued Operations.

•	No borrowings on our $35 million bank credit facility during 2007.

•	Approximately $6.5 million of capital expenditures, which does not include any growth opportunities.

•	Management expects to use free cash flow (cash flow from operations less capital expenditures) to acquire additional businesses if and when available on acceptable terms. In the Outlook, free cash flow is invested in short-term investments which are expected to increase to approximately $38-40 million by December 31, 2007.
2007 Outlook
New Reporting Format
(in millions, except per share amounts)

			% Midpoint
	Range	Range Midpoint	Revenue
Revenues	$162-$165	$163.5	100%
Field level EBITDA	$59-$61	$60	36.7%
Variable overhead	$4.5-$5.5	$5.0	3.0%
Regional fixed overhead	$5.4	$5.4	3.3%
Corporate fixed overhead	$9.7	$9.7	5.9%
Total overhead	$19.6-$20.6	$20.1	12.3%

Consolidated EBITDA	$38-$40	$39	23.9%
Interest	$17	$17	10.4%
Depreciation and amortization	$10	$10	6.1%
Income taxes	$4-$5	$4.5	2.8%
Net earnings from continuing operations	$7-$8	$7.5	4.6%
Diluted earnings per share	$0.38-0.42	$0.40	NA
Free Cash Flow	$14-$16	$15	9.2%

The primary drivers of dramatically improved year over year financial results will be increases in 2007 field level EBITDA as follows:
•	The turnaround plan for the Central Region is on track and should be substantially complete by the end of the first quarter. We expect the Central Region to generate at least an additional $2 million of field level EBITDA during 2007 compared to 2006 and to achieve a field level EBITDA margin of approximately 36%.

•	As new cemetery leadership settles in and gains traction, we expect our cemetery preneed property sales and operating margins to improve substantially in 2007 over 2006, starting out with gradual improvement that gains momentum during the year. We revised and simplified our cemetery Standards to begin 2007 with heavy weightings on preneed property sales and operating margin ranges customized for the size and market profile of each business. And importantly, we expect Rolling Hills to show a year over year increase in field level EBITDA of at least $2 million, as our turnaround program gains traction under new operational and administrative leadership and a revitalized and strengthened sales organization.

•	We closed on our Seaside acquisition effective January 1, 2007 and will likely close on our Conejo Mountain acquisition before the end of the first quarter. We expect these larger ‘A’ strategically ranked combination businesses to add at least $2 million to our field level EBITDA performance in 2007.
Investment Information
     Investors, analysts and the general public may visit the Investor Relations section on Carriage’s website http://www.carriageservices.com to obtain additional information on the Company. The Company has not scheduled a conference call to discuss the press release primarily because the information was the subject of the conference call held on February 9, 2007.
     Carriage Services is the fourth largest publicly traded death care company. As of March 7, 2007, Carriage operates 133 funeral homes and 29 cemeteries in 28 states.
Use of Non-GAAP Financial Measures
     This press release uses the following Non-GAAP financial measures “free cash flow and EBITDA”. Both free cash flow and EBITDA are used by investors to value common stock. The Company considers free cash flow to be an important indicator of its ability to generate cash for acquisitions and other strategic investments. The Company has included EBITDA in this press release because it is widely used by investors to compare the Company’s financial performance with the performance of other deathcare companies. The Company also uses EBITDA to monitor and compare the financial performance of its operations. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2005, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.
- tables to follow -

CARRIAGE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	12/31/05	12/31/06	12/31/05	12/3106
Funeral revenues	$28,420	$28,958	$111,643	$114,927
Funeral costs and expenses	21,442	20,741	82,451	84,818

Funeral gross profit	6,978	8,217	29,192	30,109
Funeral gross margin	24.6%	28.4%	26.1%	26.2%
Cemetery revenues	8,840	8,708	37,555	36,159
Cemetery costs and expenses	7,813	7,242	31,030	32,216

Cemetery gross profit	1,027	1,466	6,525	3,943
Cemetery gross margin	11.6%	16.8%	17.4%	10.9%
Total revenues	37,260	37,666	149,198	151,086
Total costs and expenses	29,255	27,983	113,481	117,034

Total gross profit	8,005	9,683	35,717	34,052
Total gross margin	21.5%	25.7%	23.9%	22.5%
General and administrative expenses	3,463	3,115	12,383	11,258
Other (income)	(822)	—	(822)	—
Operating income	5,364	6,568	24,156	22,794
Operating margin	14.4%	17.4%	16.2%	15.1%
Interest expense	4,649	4,638	18,599	18,514
Additional interest costs of debt refinancing	—	—	6,933	—
Other expense (income), net	(176)	(447)	73	(1,921)

Total interest expense and other	4,473	4,191	25,605	16,593
Income (loss) before income taxes from continuing operations	891	2,377	(1,449)	6,201
(Provision) benefit for income taxes	(430)	(941)	456	(2,375)

Net income (loss) from continuing operations before cumulative effect of change in accounting principle	461	1,436	(993)	3,826
Discontinued operations:
Income (loss) from discontinued operations before income taxes	364	(2,082)	2,839	(7,943)
Income tax (provision) benefit	(32)	827	(955)	2,701

Income (loss) from discontinued operations	332	(1,255)	1,884	(5,242)
Cumulative effect of change in accounting principle, net of tax benefit of $13,078	—	—	(22,756)	—

Net income (loss)	$793	$181	$(21,865)	$(1,416)

Basic earnings (loss) per share:
Continuing operations	$0.02	$0.08	$(0.05)	$0.21
Discontinued operations	0.02	(0.07)	0.10	(0.29)
Cumulative effect of change in accounting principle	—	—	(1.24)	—

Net income (loss)	$0.04	$0.01	$(1.19)	$(0.08)

Diluted earnings (loss) per share:
Continuing operations	$0.02	$0.08	$(0.05)	$0.20
Discontinued operations	0.02	(0.07)	0.10	(0.27)
Cumulative effect of change in accounting principle	—	—	(1.24)	—

Net income (loss)	$0.04	$0.01	$(1.19)	$(0.07)

Weighted average number of common shares outstanding:
Basic	18,453	18,584	18,334	18,545

Diluted	18,914	18,959	18,334	18,912

CARRIAGE SERVICES, INC.
Selected Financial Data
December 31, 2006
(unaudited)

Selected Balance Sheet Data:	12/31/05	12/31/2006
Cash and short-term investments	$24,857	$36,011
Long-term corporate investments	—	5,000
Total senior debt (a)	141,421	140,179
Days sales in funeral accounts receivable	24.4	23.2
Net Senior Debt to total capitalization (b)	38.0	35.4
Net Senior Debt to EBITDA from continuing operations (rolling twelve months) (b)	3.31	3.12

(a) (b)	- -	Senior debt does not include the convertible junior subordinated debentures. Net Senior debt is Senior Debt less cash and short term investments
Reconciliation of Non-GAAP Financial Measures:
     This press release includes the use of certain financial measures that are not GAAP measures. The non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures below.

	Three months	Three months
	ended	ended
	12/31/05	12/31/06
Net income from continuing operations before change in accounting principle	$461	$1,436
Interest expense, net of interest income	4,467	4,188
Depreciation and amortization	2,612	2,441
Income taxes (benefit)	430	941

EBITDA from continuing operations	$7,970	$9,006

	Twelve months	Twelve months
	ended	ended
	12/31/05	12/31/06
Net income (loss) from continuing operations before change in accounting principle	$(993)	$3,826
Interest expense, net of interest income	25,023	17,107
Depreciation and amortization	9,861	9,834
Income taxes (benefit)	(456)	2,375

EBITDA from continuing operations	$33,435	$33,142

Reconciliation of Non-GAAP Financial Measures Continued:

	Three months	Three months
	ended	ended
	12/31/05	12/31/06
Cash provided by operating activities from continuing operations	$10,813	$9,380
Less capital expenditures from continuing operations	(2,537)	(1,511)

Free cash flow from continuing operations	$8,276	$7,869

	Twelve months	Twelve months
	ended	ended
	12/31/05	12/31/06
Cash provided by (used in) operating activities from continuing operations	$700	$17,431
Additional interest paid on the early retirement of the old senior notes (c)	5,955	—
Deferred distributions on subordinated debentures (c)	10,345	—

Adjusted cash provided by operating activities	17,000	17,431
Less capital expenditures from continuing operations	(8,125)	(6,387)

Adjusted free cash flow and free cash flow, respectively, from continuing operations	$8,875	$11,044

(c)	-	For the period ended 12/31/05, we added the additional interest paid on the senior notes and the payment of the cumulative deferred distributions on the subordinated debentures when we refinanced our senior debt during the quarter ended 3/31/05.